Exhibit 10.1

FOURTH AMENDMENT TO SUBLEASE

This FOURTH AMENDMENT TO SUBLEASE (this “Amendment”) is entered into and made effective as of the 30th day of November, 2019 (“Amendment Date”), by and between CSG SYSTEMS, INC., a Delaware corporation (“Sublandlord”), and ZYNEX, INC., a Nevada corporation (“Subtenant”).

RECITALS:

A.                 Maroon Office Partners II, LLC, a Colorado limited liability company, as predecessor-in-interest to Two Maroon Circle Investors, LLC, a Delaware limited liability company (“Prime Landlord”), and Sublandlord, as tenant, entered into an Office Lease dated as of September 28, 1999 (as amended, the “Prime Lease”), whereby Sublandlord leased certain premises from Prime Landlord (the “Premises”)

B.                  Sublandlord and Subtenant entered into that certain Agreement of Sublease dated as of the 20th date of October, 2017 (the “Original Sublease”), as amended by that certain First Amendment to Sublease dated November 27, 2017 (the “First Sublease Amendment”), that certain Second Amendment to Sublease dated March 30, 2018 (the “Second Sublease Amendment”), and that certain Third Amendment to Sublease dated February 12, 2019 (the “Third Sublease Amendment”), pursuant to which Subtenant subleases from Sublandlord that certain premises (the “Subleased Premises”) in the Building, which is located at 9555 Maroon Circle, Englewood, Colorado 80112. The Original Sublease, as amended by the First Sublease Amendment, the Second Sublease Amendment, and the Third Sublease Amendment, is referred to herein as the “Sublease.”

C.                 Sublandlord and Subtenant desire to enter into this Amendment to amend the Sublease upon the terms set forth herein.

AGREEMENT:

NOW, THEREFORE, for $10.00 and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

1.                   Capitalized Terms. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Sublease.

2.                   Subleased Premises.

a.                   Effective as of the later of January 1, 2020 or the date the Sublandlord completes the Second Floor Expansion Work (as defined below) (the “Second Floor Expansion Date”), the area shown on Exhibit A attached to this Amendment, consisting of the entire second (2nd) floor of the Premises (the “Second Floor Expansion Subleased Premises”), shall be added to and deemed part of the Subleased Premises under the Sublease. Tenant acknowledges that effective as of the Second Floor Expansion Date, Tenant is leasing the entire Premises leased by Sublandlord from Prime Landlord under the Prime Lease, with a total square footage of 85,681, and the Second Floor Expansion Subleased Premises will be deemed to include 22,546 square feet for purposes of calculation of Rent. Except as otherwise provided by this Amendment, all terms and conditions of the Sublease applicable to the Second Floor Subleased Premises, other than Sections 5.3, 5.4, 5.5, and 7.5, shall apply to the Second Floor Expansion Subleased Premises on the Second Floor Expansion Date.

b.                   Notwithstanding the foregoing to the contrary, Subtenant shall have the right to access the Second Floor Expansion Subleased Premises early commencing on the date that Prime Landlord consents to the terms of this Amendment by execution and delivery to Sublandlord of the Consent of Prime Landlord provided that: (a) other than with respect to the payment of Second Floor Second Floor Expansion Rent (as defined below), Subtenant shall comply and abide by all terms, obligations, and liabilities under the Sublease applicable to the Subleased Premises with respect to the Second Floor Expansion Subleased Premises commencing upon such occupancy; (b) Subtenant shall deliver certificates of insurance reasonably satisfactory to Sublandlord evidencing that the Second Floor Expansion Subleased Premises is insured pursuant to the requirements of the Sublease applicable to the Subleased Premises; (c) the sole purpose for such occupancy shall be to install Tenant’s furniture, fixtures and equipment and store Subtenant’s inventory in the Second Floor Expansion Subleased Premises; (d) Subtenant shall provide Sublandlord with two (2) business days’ prior written notice which shall identify the times at which Subtenant shall enter the Second Floor Expansion Subleased Premises; (e) Sublandlord shall have the right to have its representative(s) escort and supervise Subtenant’s entry into the Second Floor Expansion Subleased Premises at all times; (f) Neither Prime Landlord nor Sublandlord shall have any liability whatsoever with respect to Subtenant’s rights under this Section 2(b) it being understood and agreed that Subtenant shall indemnify, defend, and hold harmless Prime Landlord and Sublandlord and their respective employees, agents, contractors, officers, directors, members, and principals from and against any loss, damage, claim or liability incurred or asserted in connection with the exercise of Subtenant’s rights under this Section 2(b); and (g) Subtenant shall ensure that the placement of Inventory in the Second Floor Expansion Subleased Premises does not exceed the maximum floor load capacity for the Expansion Subleased Premises.

c.                   Except for the Second Floor Expansion Work (as defined below), Sublandlord shall deliver, and Subtenant shall accept the Second Floor Expansion Subleased Premises and Second Floor Expansion FF&E (as defined below) when delivered to Subtenant in its “AS-IS, WHERE IS” condition and “WITH ALL FAULTS” existing on the Second Floor Expansion Date. Subtenant acknowledges that, except as set forth in Section 4 of this Amendment, neither Sublandlord, Prime Landlord nor any agent of Sublandlord or Prime Landlord has made any representation or warranty with respect to the Second Floor Expansion Subleased Premises or Second Floor Expansion FF&E, or with respect to the suitability of any part of the same for the conduct of Subtenant’s business.

d.                   Notwithstanding anything herein to the contrary, Sublandlord shall not be responsible for any tenant improvement allowance or other modifications to the Second Floor Expansion Subleased Premises other than the Second Floor Expansion Work. For the purpose of clarity, the terms of Sections 5.3 and 5.4 of the Sublease shall not apply to the Second Floor Expansion Subleased Premises.

3.                   Second Floor Expansion Rent.

a.                   Gross Rent. Subtenant shall pay to Sublandlord during the Term of the Sublease annual gross rent for the Second Floor Expansion Subleased Premises (“Second Floor Expansion Gross Rent”) as follows:

Period of the Term:	Rate/Square Foot/Annum:	Annual Gross Rent	Monthly Gross Rent
Second Floor Expansion Date – October 31, 2020	$13.00	$293,097.96	$24,424.83*
November 1, 2020 – October 31, 2021	$21.75	$490,375.56	$40,864.63
November 1, 2021 – October 31, 2022	$22.75	$512,921.50	$42,743.46
November 1, 2022 – June 30, 2023	$23.75	$535,467.48	$44,622.29
July 1, 2023 – June 30, 2024**	$27.50	$620,015.04	$51,667.92
July 1, 2024 – June 30, 2025**	$28.25	$636,924.48	$53,077.04

* The Second Floor Expansion Date will be January 1, 2020, or the date the Sublandlord completes the Second Floor Expansion Work, whichever is later.

**Denotes optional Renewal period as described in Section 19 of the Sublease.

b.                   Additional Charges.

i.                  The parties hereby acknowledge and agree that, with respect to the Second Floor Expansion Subleased Premises, the Sublease as amended hereby, is intended to be a Full Service Gross sublease and that commencing after the 2020 calendar year (“Second Floor Expansion Sublease Base Year”) Subtenant shall be responsible for the payment of Subtenant’s Expansion Share (as defined below) of all Operating Expenses that exceed the total amount of Operating Expenses payable by Sublandlord under the Prime Lease for the Second Floor Expansion Sublease Base Year (which will include both the pro-rated estimated amount on the Budget Sheet and the additional actual Operating Expenses according to the Landlord’s Statement). Subtenant shall also be responsible for the payment of Subtenant’s Expansion Share of all Building Operating Expenses (as defined below) that exceed the amount of Building Operating Expenses incurred by Sublandlord during the Second Floor Expansion Sublease Base Year. The amounts payable pursuant to this Section 3(b) are collectively referred to as, “Second Floor Expansion Additional Rent”, and together with Second Floor Expansion Gross Rent and all other amounts payable by Subtenant with respect to the Expansion Subleased Premises, “Second Floor Expansion Rent”. A copy of the Landlord Statement for the Second Floor Expansion Sublease Base Year expenses shall be provided to Subtenant.

ii.                  Payment of such amounts due hereunder shall be made by Subtenant in the same manner as Sublandlord shall be required to pay such amounts pursuant to the Prime Lease (except as specifically set forth below) and paid to Sublandlord for forwarding to the Prime Landlord.

iii.                  “Subtenant’s Second Floor Expansion Share” is equal to a fraction, the numerator of which is the rentable area of the Second Floor Expansion Subleased Premises and the denominator of which is the total rentable area of the Building excluding areas designated as common areas for the use of subtenants under the Prime Lease by Sublandlord.

iv.                    “Building Operating Expenses” are expenses incurred by Sublandlord in connection with the operation, maintenance, and repair of areas of the Building designated by Sublandlord as common areas for the use of subtenants under the Prime Lease, but only to the extent that such expenses would constitute “Operating Expenses” under the Prime Lease if incurred by Prime Landlord in connection with the ownership, operation and maintenance of the Building Complex; provided, however, in no event shall any Operating Expenses or Building Operating Expenses be duplicative of each other.

c.                   Subtenant's Covenant to Pay Rent. Subtenant's obligation to pay Second Floor Expansion Rent shall commence on the Second Floor Expansion Date. Second Floor Expansion Rent shall be payable in equal monthly installments in advance on the first (1st) day of each and every calendar month during the Term, without setoff, deduction, notice or demand at the address of Sublandlord set forth in Section 12 of the Sublease.

4.                   Second Floor Expansion Work. Sublandlord covenants and agrees to complete the work identified on Exhibit B (the “Second Floor Expansion Work”) attached to this Amendment and to use commercially reasonable efforts to complete the Second Floor Expansion Work on or before January 1, 2020. Sublandlord agrees to promptly submit the plans for the Second Floor Expansion Work to the Prime Landlord for prior approval in accordance with the Prime Lease. Sublandlord shall warrant that the Second Floor Expansion Work is designed, engineered and constructed in a good and workmanlike manner, free of any latent defects, liens or other encumbrances, and in accordance with the terms and conditions of the Prime Lease, and all applicable laws for a period of one (1) year following completion of the Second Floor Expansion Work. Sublandlord shall be responsible for any costs associated with completion of the Second Floor Expansion Work. Sublandlord’s obligations under this Amendment to deliver the Second Floor Expansion Subleased Premises to Subtenant is contingent and conditioned upon Prime Landlord approving the Second Floor Expansion Work.

5.                   FF&E.

a.                   Sublandlord shall not remove that certain furniture, fixture, and equipment that was located in the Second Floor Expansion Subleased Premises when Subtenant toured the space on September 23, 2019 (collectively, the “Second Floor Expansion FF&E”) from the Second Floor Expansion Subleased Premises prior to the Second Floor Expansion Date and the Second Floor Expansion FF&E shall remain in the Second Floor Expansion Subleased Premises upon delivery thereof to Subtenant.

b.                   For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and (to the extent that it constitutes Tenant’s Property under the Prime Lease) Sublandlord, does hereby transfer, bargain and convey to Subtenant, all Second Floor Expansion FF&E with such transfer and conveyance to be effective upon the expiration or earlier termination of the Sublease. The Second Floor Expansion FF&E shall be conveyed to Buyer on a quitclaim, “as is,” “where is” and “with all faults” basis, without representations, warranties and/or covenants, express or implied, of any kind or nature.

c.                   Subtenant shall be responsible for the removal of all Second Floor Expansion FF&E from the Second Floor Expansion Subleased Premises at the expiration of the Term pursuant and subject to the requirements of the Prime Lease applicable thereto.

6.                   Parking. Notwithstanding any provision herein to the contrary, Subtenant shall have the parking rights and obligations of Sublandlord that are allocated or attributable to the Second Floor Expansion Subleased Premises based on Subtenant’s Second Floor Expansion Share. Any right to utilize a fractional portion of a parking space allocated to the Second Floor Expansion Subleased Premises shall be retained by Sublandlord for its benefit such that the number of parking spaces allocated to the Second Floor Expansion Subleased Premises is a whole number. Subtenant shall pay Sublandlord rental of $100 per month per each of the Covered Parking Spaces allocated to Subtenant pursuant to this Section 6 as Rent.

7.                   Security Deposit. No additional deposit shall be due in connection with the Second Floor Expansion Subleased Premises. Within thirty (30) Days after the date that Prime Landlord consents to the terms of this Amendment by execution and delivery to Sublandlord of the Consent of Prime Landlord, Sublandlord shall refund to Subtenant the Security Deposit for the Third (3rd) Floor Premises, which is equal to $37,039.00. Following the refund of the Security Deposit for the Third Floor Premises, the parties agree that the remaining Security Deposit held by Sublandlord is $274,623.75, which Sublandlord shall continue to hold in accordance with Section 16 of the Sublease for the remainder of the sublease term.

8.                   Right of First Offer. Section 18 of the Sublease is hereby terminated with respect to the Second Floor Expansion Subleased Premises but will remain in effect for the remainder of the First Offer Space.

9.                   Access. All access to the Building key card control system, Third (3rd) Floor Premises and elevators, which is currently under the control of Sublandlord, shall be transferred to Subtenant on or before December 1, 2019. All costs associated with the transfer of the key card control system, access to the Third (3rd) Floor Premises and elevator access shall be borne by Sublandlord.

10.                Main Distribution Frame (MDF). All access to the MDF room currently located on the First Floor east of the elevators, which is currently under the control of Sublandlord shall be transferred to Subtenant on or before December 1, 2019. All costs associated with the transfer of access to MDF room shall be borne by Sublandlord.

11.                Miscellaneous.

a.                   Full Force and Effect. Except as amended by this Amendment, the Sublease remains in in full force and effect and is hereby ratified by Sublandlord and Subtenant. In the event of any conflict between the Sublease, First Sublease Amendment, the Second Sublease Amendment, the Third Sublease Amendment and this Amendment, the terms and conditions of this Amendment shall control. For the purpose of clarity, nothing in this Amendment shall be construed as an approval of Subtenant’s plans.

b.                   Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

c.                   Entire Agreement. This Amendment contains the entire agreement of Sublandlord and Subtenant with respect to the subject matter hereof and may not be amended or modified except by an instrument executed in writing by Sublandlord and Subtenant.

d.                   Power and Authority. Except as set forth herein, Subtenant has not assigned or transferred any interest in the Sublease and has full power and authority to execute this Amendment.

e.                   Counterparts. This Amendment may be executed in any number of counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed copies hereof may be delivered by facsimile, PDF or email, and, upon receipt, shall be deemed originals and binding upon the parties hereto.

f.                    Attorneys' Fees. In the event of litigation arising out of or in connection with this Amendment, the prevailing party shall be awarded reasonable attorneys' fees, costs and expenses.

g.                   Partial Invalidity. If any term, covenant or condition of this Amendment or the application thereof to any person, firm or corporation, or circumstance, shall be invalid or unenforceable, the remainder of this Amendment or the application of such term, convent or condition to persons, firms or corporations, or circumstances, other than those as to which it is held invalid, shall be both unaffected thereby and each term, covenant or condition of this Amendment shall be valid and be enforced to the fullest extent permitted by law.

h.                   Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Colorado.

i.                    Brokers. Sublandlord and Subtenant hereby represent and warrant that there are no brokers or others who might be entitled to any fees or commissions as a result of this Amendment or Subtenant's occupancy of the Second Floor Expansion Subleased Premises as a result of the actions or omissions of Sublandlord or Subtenant, except for Savills as Subtenant’s exclusive agent (“Subtenant’s Broker”) and CBRE as Sublandlord’s exclusive agent (“Sublandlord’s Broker”), whose commissions will be paid by separate written agreement. Sublandlord hereby indemnifies, defends and holds harmless Prime Landlord and Subtenant from and against any and all loss, cost, damage or expense suffered or incurred by Prime Landlord or Subtenant as a result of any claim made against Prime Landlord or Subtenant which is based upon a breach of the foregoing representation and warranty by Sublandlord. Subtenant hereby indemnifies, defends and holds harmless Prime Landlord and Sublandlord from and against any and all loss, cost, damage or expense suffered or incurred by Prime Landlord or Sublandlord as a result of any claim made against Prime Landlord or Sublandlord which is based upon a breach of the foregoing representation and warranty by Subtenant. This paragraph shall survive the expiration or termination of this Amendment, by lapse of time or otherwise.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Sublandlord and Subtenant have caused this Amendment to be executed and made effective as of the Amendment Date.

SUBTENANT:

ZYNEX, INC.,

a Nevada Corporation

By:	/s/ Dan Moorhead

Name:	Dan Moorhead

Title:	Chief Financial Officer

[INTENTIONALLY BLANK; SUBLANDLORD’S SIGNATURE FOLLOWS]

SUBLANDLORD:

CSG SYSTEMS, INC.,

a Delaware corporation

By:	/s/ Gregory Cannon

Name:	Gregory Cannon

Title:	SVP and General Counsel

EXHIBIT B SECOND FLOOR EXPANSION WORK

1.	Sublandlord shall have the carpets in the Second Floor Expansion Subleased Premises cleaned.

2.	Sublandlord shall install two (2) 220 volt electric vehicle charging stations in a location in the Building parking garage, mutually agreeable between Subtenant and Sublandlord.

3.	Sublandlord shall remove the enclosure blocking access to the existing stairwell connecting the second (2nd) and third (3rd) floors pursuant to plans and specifications approved by Sublandlord and Prime Landlord, repair any damage sustained as a result of the reopening of the stairwell and restore the entire stairwell area to its original and code-compliant condition prior to the original stairwell enclosure work completed per Exhibit B of the Third Amendment of the Sublease. Sublandlord shall use Building Standard Materials to restore the stairwell area.